Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM / AFFILIATE OFFICES

April 27, 2026	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

X-Energy, Inc.

530 Gaither Road, Suite 700

Rockville, Maryland 20850

Re:	Registration Statement on Form S-8 54,508,433 shares of Class A common stock, par value $0.0001 per share.

To the addressee set forth above:

We have acted as special counsel to X-Energy, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 54,508,433 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), which may be issued pursuant to the Company’s 2026 Equity Incentive Plan (the “2026 Incentive Plan”) and the Company’s 2026 Employee Stock Purchase Plan (the “2026 ESPP”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

April 27, 2026 Page 2

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company for legal consideration of not less than par value in the circumstances contemplated by the 2026 Incentive Plan or the 2026 ESPP, as applicable, assuming that the individual issuances, grants or awards under the 2026 Incentive Plan and the 2026 ESPP, as applicable, are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the applicable provisions of the 2026 Incentive Plan and the 2026 ESPP (and the agreements duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and such Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP